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                                                          EXHIBIT 99.(d)(ii)(BB)

                                  AMENDMENT TO
                            AMERICAN AADVANTAGE FUNDS
                          INVESTMENT ADVISORY AGREEMENT

      This Amendment to the Investment Advisory Agreement ("Amendment") is effective as of June 30, 2004 by and between AMR Investment Services, Inc., a Delaware corporation ("AMRIS"), and Barrow, Hanley, Mewhinney & Strauss, Inc. (the "Investment Manager"), a registered investment adviser under the Investment Advisers Act of 1940, as amended.

      Whereas, AMRIS and the Investment Manager entered into an Investment Advisory Agreement dated November 1, 1995, as subsequently amended on January 1, 2003 and September 1, 2003 (the "Agreement"), and they desire to further amend the Agreement as provided herein;

      Now therefore, in consideration of the mutual covenants and promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

      1. Amendment. Schedule A of the Agreement is hereby amended and replaced with Schedule A, dated as of June 30, 2004 (attached hereto).

      2. Ratification and Confirmation of Agreement. Except as specifically set forth herein, the Agreement is hereby ratified and confirmed in all respects and shall remain in full force and effect.

      3. Counterparts. This amendment may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

            IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment to be effective as of the 30th day of June, 2004.

BARROW, HANLEY,                                    AMR INVESTMENT SERVICES, INC.
MEWHINNEY & STRAUSS, INC.

By: _______________________          By: ____________________________
      Name:                                   William F. Quinn
      Title:                                  President

Address:                                  Address:
3232 McKinney Avenue, 15th Floor          4151 Amon Carter Blvd., MD 2450
Dallas, TX  75204                         Ft. Worth, TX  76155
Attn: Clare Burch                         Attn: William F. Quinn
Fax:  (214) 665-1936                      Fax:  (817) 963-3902

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                                   Schedule A
                                     to the
                            American AAdvantage Funds
                          Investment Advisory Agreement
                                     between
                          AMR Investment Services, Inc.
                                       and
                    Barrow, Hanley, Mewhinney & Strauss, Inc.

      AMR Investment Services, Inc. ("AMRIS") shall pay compensation to Barrow, Hanley, Mewhinney & Strauss, Inc. ("Barrow") pursuant to section 3 of the Investment Advisory Agreement between said parties in accordance with the following annual percentage rates for all Balanced and Large Cap Value assets under Barrow's management:

            0.30% per annum on the first $200 million
            0.20% per annum on the next $300 million
            0.15% per annum on the next $500 million
            0.125% per annum on the excess over $1 billion.

      In calculating the amount of Balanced and Large Cap Value assets under management solely for the purpose of determining the applicable percentage rate, there shall be included all other assets or trust assets of American Airlines, Inc. also under management by the Investment Manager (except assets managed by the Investment Manager under the HALO Bond Program).

      AMRIS shall pay compensation to Barrow pursuant to section 3 of the Investment Advisory Agreement between said parties in accordance with the following annual percentage rates for all Small Cap Value assets under Barrow's management:

            0.45% per annum on the first $200 million
            0.35% per annum on the next $200 million
            0.25% per annum on the excess over $400 million

      AMRIS shall pay compensation to Barrow pursuant to section 3 of the Investment Advisory Agreement between said parties in accordance with the following annual percentage rates for all Mid Cap Value assets under Barrow's management:

            0.45% per annum on the first $100 million
            0.40% per annum on the next $200 million
            0.30% per annum on the excess over $300 million

      If the management of the accounts commences or terminates at any time other than the beginning or end of a calendar quarter, the fee shall be prorated based on the portion of such calendar quarter during which the Agreement was in force.

Dated: as of June 30, 2004

BARROW, HANLEY,                                    AMR INVESTMENT SERVICES, INC.
MEWHINNEY & STRAUSS, INC.

By: __________________________              By: ______________________________
       Name:                                          William F. Quinn
       Title:                                         President